Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

March 11, 2016

Board of Trustees

American Homes 4 Rent

30601 Agoura Road, Suite 200

Agoura Hills, California  91301

Ladies and Gentlemen:

We are acting as counsel to American Homes 4 Rent, a Maryland real estate investment trust (the “Company”), in connection with its registration statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration of up to 8,849,588 Class A common shares of beneficial interest, par value $0.01 per share, of the Company (the “Shares”), including (i) up to 7,505,749 Shares issuable upon exchange of the 3.25% Exchangeable Senior Notes due 2018 (the “Notes”) issued by American Residential Properties OP, L.P., a Delaware limited partnership (“ARP OP”), pursuant to the Supplemental Indenture, dated as of February 29, 2016, among the Company, ARPI REIT, LLC, ARP OP and U.S. Bank, National Association, as trustee (the “Supplemental Indenture”), and (ii) up to 1,343,839 Shares issuable to certain holders who received units of limited partnership interest (the “New AMH OP Units”) in American Homes 4 Rent, L.P., a Delaware limited partnership (the “Operating Partnership”), in connection with the merger of a wholly owned subsidiary of the Operating Partnership with and into ARP OP upon conversion or redemption of the New AMH OP Units in accordance with the Agreement of Limited Partnership of the Operating Partnership (the “Partnership Agreement”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, we have not independently established the facts so relied on, and we have not made any investigation or inquiry other than our examination of the documents submitted to us.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion letter, we have assumed that (i) at the time of issuance of any Shares in exchange for the Notes or upon conversion or redemption of the New AMH OP Units, the Registration Statement will have been declared effective under the Securities Act of 1933, as

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amended (the “Act”), and no stop order suspending its effectiveness will have been issued and remain in effect; (ii) the Company will remain a Maryland real estate investment trust; and (iii) the Shares will not be issued in violation of the ownership limit contained in the Company’s Articles of Amendment and Restatement of Declaration of Trust, as amended.

This opinion letter is based as to matters of law solely on the applicable provisions of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, and applicable provisions of the Maryland General Corporation Law, as amended.  We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the assumptions, qualifications, exceptions, and limitations set forth in this opinion letter, we are of the opinion that, when and if delivered (i) upon exchange of the Notes in accordance with the terms thereof, the Supplemental Indenture and the Registration Statement, or (ii) upon conversion or redemption of the New AMH OP Units in accordance with the Partnership Agreement and the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement.  We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP